Exhibit 8.1

March 14, 2019

American International Group, Inc.,

175 Water Street,

New York, New York 10038.

Ladies and Gentlemen:

We have acted as counsel to American International Group, Inc. (the “Company”) in connection with the issuance of 20,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in one share of the Company’s Series A 5.85% Non-Cumulative Perpetual Preferred Stock, liquidation preference of $25,000 per share (the “Preferred Stock,” and together with the Depositary Shares, the “Securities”), as described in the prospectus supplement dated March 7, 2019 (the “Prospectus Supplement”), to the prospectus dated February 28, 2018 included in the Registration Statement on Form S-3. We hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement, we are of the opinion that the material federal income tax consequences to the holders of the Securities are as set forth in the Prospectus Supplement under the caption “Certain Material United States Federal Income Tax Considerations”.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, relating to the Securities. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP